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Tapestry Pharmaceuticals, Inc. L. Robert Cohen Vice President, Investor Relations 212 218 8715
Investors: Lilian Stern Stern Investor Relations, Inc. 212 362 1200	Media: Peter Steinerman 516 374 3031

Tapestry (Formerly NaPro BioTherapeutics) Reports First Quarter 2004 Results

        Boulder, Colo., May 6, 2004—Tapestry Pharmaceuticals, Inc. (Nasdaq: TPPH) today announced the results of operations for the first quarter ended March 31, 2004.

        The operating loss for the first quarter of 2004 was $4.9 million compared to an operating loss of $5.1 million for the first quarter of 2003.

        The net loss for the first quarter of 2004 was $5.0 million, or $0.16 basic and diluted loss per share. This compares to a net loss of $2.8 million, or $0.09 basic and diluted loss per share, which included $2.6 million of net income from discontinued operations in the first quarter of 2003.

        As of March 31, 2004, Tapestry had $46.6 million in cash, cash equivalents and short-term investments; and $3.2 million in long-term investments.

        "The first quarter of 2004 represents our first full quarter without paclitaxel operations. During the quarter we added to our cash resources with a sale of common stock from our shelf registration, moved our preclinical portfolio of product candidates into animal studies, and continued to strengthen our human resources in both oncology and hereditary disease," commented Leonard P. Shaykin, Chairman and CEO of Tapestry Pharmaceuticals.

First Quarter 2004 Highlights

  •
  In January, Dr. Sterling Ainsworth, Jr., one of the company's co-founders and former Vice Chairman, President, and Chief Scientific Officer, stepped down as an officer of the company and from the Board of Directors.

  •
  In March, Stephen K. Carter, M.D., formerly Senior Vice President for worldwide Clinical Research and Development at Bristol-Myers Squibb, joined our Board of Directors.

  •
  In March, we announced the sale of two million shares of common stock at $2.60 per share to two institutional investors. The net proceeds from the transaction were $4.9 million.

  •
  In April, we announced the formation of a Chemistry Advisory Board chaired by Valentino J. Stella, Ph.D., Distinguished Professor of Pharmaceutical Chemistry at the University of Kansas.

    Other members of the board include Drs. Mitchell Avery, Leslie Gunatilaka, Gunda Georg, Mark Hamann, and Charles Swindell.

  •
  Also in April, we announced the formation of an Oncology Advisory Board chaired by Dr. Paul A. Bunn, Jr., Director of the University of Colorado Cancer Center, past president of the American Society of Clinical Oncology (2002-2003), and former chairman of the Oncology Drug Advisory Committee of the FDA. Other members of the Board are Drs. S. Gail Eckhardt, Eric K. Rowinsky, and Daniel Von Hoff.

        "We have a diverse portfolio of interesting proprietary compounds to choose from as we transition, over the remainder of this year, from preclinical to clinical activities. Pre-clinical studies are currently underway, and we will be selecting the most advanced compounds to move forward into human clinical trials during the rest of the year, subject, of course, to regulatory clearance," commented Mr. Shaykin.

About Tapestry Pharmaceuticals, Inc.

        Tapestry Pharmaceuticals, Inc. is a company focused on the development of proprietary therapies for the treatment of cancer and hereditary disease.

        For more information about Tapestry and its technologies, visit Tapestry's web site at www.tapestrypharma.com.

Forward Looking Statements

        The statements in this press release that are not historical facts are forward-looking statements that represent management's beliefs and assumptions as of the date of this press release, based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "estimates," "may," "will," "should," "anticipates," "expected" or comparable terminology or by discussions of strategy, and include statements regarding the Company's transition from preclinical to clinical activities over the remainder of the year and the selection of compounds to move forward into human trials. Such statements involve risks and uncertainties, including whether any compounds that the Company is developing will show sufficient prospect in the treatment of disease to warrant the conduct of clinical trials, the Company's ability to prepare appropriate regulatory filings in a timely manner and development of data or new information that could delay the design of protocols and the submission of regulatory filings, as well as other factors identified under the captions "Risk Factors," "Special Note Regarding Forward Looking Statements" or "Cautionary Note Regarding Forward Looking Statements" in the Company's documents filed from time to time with the SEC, including the Company's Current Report on Form 8-K, as amended, filed February 11, 2004, and Annual Report on Form 10-K/A for the year ending December 31, 2003 filed with the SEC on May 5, 2004. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.

Tapestry Pharmaceuticals, Inc.
Balance Sheets
(In thousands)

	March 31, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,609	$2,281
Short-term investments	40,000	48,501
Accounts receivable, net	—	1,495
Assets of discontinued operations	250	—
Prepaid expense and other current assets	573	596
Assets held for sale	—	205

Total current assets	47,432	53,078
Property, plant and equipment, net	1,111	1,156
Long-term investments	3,243	—
Other assets	3,464	3,532

Total assets	$55,250	$57,766

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$3,193	$6,025
Notes payable-long term	33	41
Convertible debentures	5,852	5,702
Total stockholders' equity	46,172	45,998

Total liabilities and stockholders' equity	$55,250	$57,766

Tapestry Pharmaceuticals, Inc.
Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2004	April 2, 2003
Operating expenses:
Research and development	$2,788	$2,326
General and administrative	2,145	2,823

Operating loss	4,933	5,149

Other income (expense):
Interest income	153	29
Interest expense	(235)	(216)

Net loss from continuing operations	(5,015)	(5,336)
Discontinued operations:
Income from discontinued operations	40	2,586

Net loss	$(4,975)	$(2,750)

Basic and diluted loss per share from continuing operations	$(0.16)	$(0.18)

Basic income per share from discontinued operations	$—	$0.09

Diluted income per share from discontinued operations	$—	$0.09

Basic and diluted loss per share	$(0.16)	$(0.09)

Basic weighted average shares outstanding	31,068	29,937

Diluted weighted average shares outstanding relating to discontinued operations	32,382	29,940

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Tapestry (Formerly NaPro BioTherapeutics) Reports First Quarter 2004 Results